UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2012

SMITHFIELD FOODS, INC.

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia		23430
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On August 31, 2012, Smithfield Foods, Inc. (the “Company”) entered into an Amended and Restated Term Loan Agreement (the “Term Loan Agreement”) among the Company, certain subsidiaries of the Company that may from time to time be party thereto, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch (“Rabobank”), as administrative agent, and the lenders party thereto.

The Term Loan Agreement replaces the Company’s existing $200 million secured term loan (the “Prior Term Loan”) with Rabobank. Among other things, the Term Loan Agreement extended the maturity date of the Prior Term Loan from June 2016 to May 2018 and increased the interest rate by 0.25% to an annual rate of interest equal to LIBOR plus a margin of 4.00%, or at the election of the Company, a base rate plus a margin of 3.00%. With the exception of a $25 million amortization payment due in June 2015, no amortization payments are required under the Term Loan Agreement prior to the maturity date. The Company may elect to prepay the Term Loan Agreement at any time, subject to the payment of certain prepayment fees in respect of any voluntary prepayment prior to June 9, 2013 and other customary breakage costs. In connection with the repayment and redemption by the Company of the remaining $589.4 million of our 10% senior secured notes due 2014 (as described in Item 8.01 below), the liens and subsidiary guaranties securing the Prior Term Loan Agreement were released. As a result, the obligations under the Term Loan Agreement are unsecured and are not guaranteed by any subsidiary of the Company.

The Term Loan Agreement contains affirmative and negative covenants that, among other things, limit or restrict the ability of the Company and its subsidiaries to create liens and encumbrances; incur debt; make acquisitions and investments; dispose of or transfer assets; pay dividends or make other payments in respect of the Company’s capital stock; in each case, subject to certain qualifications and exceptions that are generally consistent with the terms and conditions of the 6.625% senior notes due 2022 issued by the Company in August 2012.

In addition, the Term Loan Agreement contains a financial covenant requiring the Company to maintain a minimum interest coverage ratio (ratio of consolidated EBITDA to consolidated interest expense) of not less than 1.75 to 1.0 commencing with the fiscal quarter ending in January 2013. If the Company does not comply with the various covenants, the lenders may, subject to certain customary cure periods, require the immediate payment of all amounts outstanding under the Term Loan Agreement.

The above descriptions are only a summary of the material terms and are qualified in their entirety by the actual terms of the Term Loan Agreement which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is hereby incorporated into this Item 2.03.

Item 8.01. Other Events.

As previously announced, on August 31, 2012, the Company completed the redemption of all of its 10% Senior Secured Notes due 2014 (the “2014 Notes”) that remained outstanding after its recently completed tender offer. Upon completion of such redemption, the trustee under the indenture relating to the 2014 Notes acknowledged that all of the obligations of the Company and the subsidiary guarantors thereunder have been satisfied and discharged and the liens on the collateral securing the obligations relating to the 2014 Notes have been released.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Amended and Restated Term Loan Agreement, dated as of August 31, 2012, among the Company, certain subsidiaries of the Company that may from time to time be party thereto, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch , as Administrative Agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: September 6, 2012	/s/ Michael H. Cole
Michael H. Cole
Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit 10.1	Amended and Restated Term Loan Agreement, dated as of August 31, 2012, among the Company, certain subsidiaries of the Company that may from time to time be party thereto, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch , as Administrative Agent, and the lenders party thereto.